EXHIBIT 2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-77145 of PG&E Corporation on Form S-8 of our reports dated June 23, 2003 appearing in the Annual Reports on Form 11-K of the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees for the years ended December 31, 2002.

/s/  Deloitte & Touche LLP

San Francisco, California
June 27, 2003